Exhibit 99.1

ProPhase Labs Expands COVID-19 Testing Capacity with New 25,000 Square Feet Testing Facility in Garden City, New York

Company Expands to Meet Anticipated Demand for Increased Molecular Testing From New Business Opportunities – Aiming For Capacity to Process 50,000 Tests per Day

DOYLESTOWN, PA - December 8, 2020 – ProPhase Labs, Inc. (NASDAQ: PRPH), a diversified medical science and technology company, today announced that it has continued its CLIA Lab rollout with the execution of a lease for a 25,000 square foot facility in Garden City, New York. This new lab, like the Company’s first lab in Old Bridge, New Jersey, will provide a wide range of laboratory testing services for diagnosis, screening and evaluation of diseases, including COVID-19 and Respiratory Pathogen Panel (“RPP”) Molecular tests.

The Company reported that the equipment needed to outfit the Garden City lab has already been ordered and the Company is in the process of recruiting and hiring the necessary technical staff to operate the new lab. When fully ramped up, the new facility could bring as many as 100 new jobs to Garden City, New York.

Ted Karkus, CEO of ProPhase Labs, stated: “We expect to be able to start processing COVID-19 tests in our new lab by mid-January and are seeking to build capacity to process up to 50,000 COVID-19 tests per day by the end of Q1 2021. We are also ahead of schedule with the development of our first CLIA lab in New Jersey. Our original goal was to have capacity there to process 8,000 to 10,000 tests per day in Q1 2021. We will achieve this goal well before year-end. Future goals include diversification into other areas of high margin diagnostic molecular testing.”

New Business

“I am also pleased to report that several new accounts have commenced processing tests at our New Jersey facility this week,” stated Mr. Karkus. “These new accounts present a significant growth opportunity for us. In addition, our pipeline of new customer prospects is robust. Based on this momentum, it is feasible that demand in Q1 2021 could surpass our near-term New Jersey lab capacity. That is part of the reason for investing in a high capacity Garden City facility.” Mr. Karkus cautioned that there can be no assurance that the Company will be able to attract sufficient business to utilize the anticipated capacity of the Company’s labs.

Mr. Karkus added: “Our goal is to provide highly competitive pricing to our customers and to be able to report test results, in most cases, within 24 hours, and to process tests seven days per week. In fact, customers using courier services may be able to receive same day tests results. These stated goals already are generating significant interest in our testing services. Our newest customers include a well-known East Coast group of Urgent Care Centers, film production studios and testing services for a large mid-western municipality. Spectrum Solutions is a major producer of high-quality test kits. Because we are qualified to process their test kits, there is increased interest in our labs from Spectrum Solutions customers as a source for reliable processing, competitive pricing and quick turn-around.”

Mr. Karkus noted that if the Company is able to execute on these opportunities – and he is optimistic the Company is in fact able to do so - there would be a significant favorable impact on revenues. He observed that in this industry, pre-tax operating income in the range of $30 per test kit processed are not uncommon, and that the Company’s next goal is to acquire sufficient new business to process up to 10,000 tests per day, seven days a week, before the end of Q1 2021.

Nationwide Demand for Testing Capacity

According to a recent article in USA Today on November 27, 2020 titled “The demand for COVID-19 testing is up, stressing labs and delaying results,” turnaround times for coronavirus tests are on the rise again. Amid a record demand for testing ahead of the Thanksgiving weekend, Quest Diagnostics said this week that it’s taking up to three days to complete a test after receiving a sample. LabCorp, another large private lab company, said higher testing demand means it now takes up to two days to complete a test. These turnarounds do not include the additional time it takes a person to schedule and get a test at a doctor’s office, urgent care facility or other sites. Several sites across the nation this week had long lines of people waiting to get tested.

About ProPhase Labs

ProPhase Labs (NASDAQ: PRPH) is a diversified medical science and technology company with deep experience with OTC consumer healthcare products and dietary supplements. The Company is engaged in the research, development, manufacture, distribution, marketing and sale of OTC consumer healthcare products and dietary supplements in the United States. This includes the development and marketing of dietary supplements under the TK Supplements® brand. The Company is also developing ProPhase Diagnostics, Inc. (“ProPhase Diagnostics”) to offer COVID-19 and other Respiratory Pathogen Panel (RPP) Molecular tests. The Company also continues to actively pursue strategic investments and acquisition opportunities for other companies, technologies and products. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our staffing plans for the new New York lab, our ability to ramp up lab testing capacity our ability to provide competitive pricing and and timely test results, our ability to attract customers for our testing services, our expectations regarding growth in revenue and earnings and net margin goals. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to the scale, scope and duration of the COVID-19 pandemic, the ability of the Company to attract and retain customer accounts, consumer demand for our lab processing services, the competitive environment, the ability to achieve anticipated margins, attracting and retaining qualified staff, challenges relating to entering into new business lines, the failure to obtain certain regulatory approvals, our ability to ramp up our lab’s testing capacity and execute on our business plan, our ability to obtain necessary equipment and raw materials, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Investor Contact

Chris Tyson
Managing Director
MZ Group - MZ North America
949-491-8235
PRPH@mzgroup.us
www.mzgroup.us